      EXHIBIT 99-3(a): FORM OF RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK DISTRIBUTION AGREEMENT BETWEEN RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                         AND ING AMERICA EQUITIES, INC.

       RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK DISTRIBUTION AGREEMENT


         This agreement made effective May 1, 2002, by and between ReliaStar Life Insurance Company of New York, (formerly known as ReliaStar Bankers Security Life Insurance Company), a New York domestic insurance company ("ING Reliastar NY"), on its own behalf and on behalf of the ReliaStar Life Insurance Company of New York Variable Life Separate Account I ("Separate Account") and ING America Equities Inc., a Colorado corporation ("INGAE").

         WHEREAS, ING Reliastar NY has established and maintains the Separate Account as a separate investment account for the purposes of funding and distribution of variable life insurance and annuity contracts ("Contracts"); and

         WHEREAS, the Separate Account is registered as a Unit Investment Trust under the Investment Company Act of 1940 ("1940 Act") or exempt therefrom; and

         WHEREAS, ING Reliastar NY previously entered into a Distribution Agreement with Washington Square Securities, Inc. that terminates on April 30, 2002; and

         WHEREAS, ING Reliastar NY now desires to retain INGAE as its Distributor and Principal Underwriter to provide for the sale and distribution of the Contracts issued by ING Reliastar NY and funded by interests in the general account of ING Reliastar NY and the Separate Account; and

         WHEREAS, INGAE is registered as a Broker/Dealer under the Securities Exchange Act of 1934 ("1934 Act") and is a member of the National Association of Securities Dealers Inc. ("NASD").

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

I. PRINCIPAL UNDERWRITER

         ING Reliastar NY appoints INGAE for the term of this Agreement, subject to the registration requirements of the Securities Act of 1933 ("1933 Act"), and the 1940 Act and 1934 Act to be the Distributor and Principal Underwriter for the sale of Contracts in all states and jurisdictions in which the Contracts may lawfully be sold.

         ING Reliastar NY also appoints INGAE as its independent general agent for sale of its Contracts as ING Reliastar NY may, from time to time, authorize in writing by amendment hereto.

         INGAE shall offer the Contracts for sale and distribution at rates set by ING Reliastar NY.



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II. SELLING AGREEMENTS

         INGAE is authorized to enter into separate written agreements, on such terms and conditions as INGAE determines are consistent with this Agreement, with such qualified entities which agree to participate as a general agent or broker/dealer, as appropriate, in the distribution of the Contracts and to use their best efforts to solicit applications for Contracts. Each such broker/dealer ("Broker/Dealer") shall be registered as a broker/dealer under the 1934 Act and shall be a member in good standing of the NASD. INGAE is responsible for ensuring that Broker/Dealer and its agents or representatives and general agents and sub-agents soliciting applications for Contracts shall be duly and appropriately licensed, registered and otherwise qualified for sale of the Contracts under the insurance laws and applicable securities laws of each state or jurisdiction in which such Contracts may lawfully be sold and in which ING Reliastar NY is authorized to sell such contracts. ING Reliastar NY shall undertake to appoint Broker/Dealer's qualified agents or representatives and general agents and sub-agents as life insurance agents of ING Reliastar NY, provided that ING Reliastar NY reserves the right to refuse to appoint any representative, agent, or sub-agent, or once appointed, to terminate such appointment. INGAE shall be responsible for ensuring that Broker/Dealer and general agents supervise their agents, representatives and sub-agents.

         INGAE is authorized to enter into separate written agreements on such terms and conditions as INGAE determines are consistent with this agreement with such entities that agree to participate in the distribution of the Contracts and will use its best efforts to solicit Broker/Dealers and general agents who will in turn solicit applications of the Contracts ("Wholesalers").

III. LIFE INSURANCE AGENTS

         ING Reliastar NY is responsible for ensuring that each Broker/Dealer and its agents or representatives and general agents and sub-agents meet all qualifications and hold such licenses or authorizations that are required for the solicitation or sale of the Contracts under the insurance laws of applicable jurisdictions.

IV. SUITABILITY

         ING Reliastar NY desires to ensure that Contracts are sold only to purchasers for whom the Contracts are suitable. INGAE shall take reasonable steps to ensure that the agents or representatives of Broker/Dealer and sub-agents of general agents shall not make recommendations or solicitations of the Contracts to an applicant in the absence of reasonable grounds to believe that the purchase of the Contracts is suitable for each such applicant. A determination of suitability shall be based on information obtained by such representative, agent or sub-agent after reasonable inquiry of such applicant concerning, but not limited to the following: applicant's other security holdings, insurance and investment objectives, total financial situation and needs, applicant's ability to make continuing premium payments as contemplated by the Contracts, applicant's desire and ability to keep the Contracts in force for an appropriate period of time, applicant's marital status and dependents, along with such other information as is reasonable or is deemed reasonable by insurance or securities regulators.

V. CONFORMITY WITH DISCLOSURE DOCUMENTS AND SALES MATERIALS


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         In performing its duties as Distributor, INGAE will act in conformity with the final disclosure documents, the instructions and directions of ING Reliastar NY, the requirements of the 1933 Act, the 1940 Act, the 1934 Act, and other applicable federal and state laws and regulations. INGAE shall not give information nor make representations concerning any aspect of the Contracts or of ING Reliastar NY's operations to any person or entity unless such information or representations are contained in the disclosure documents for the Contracts or are contained in sales or promotional literature prepared and approved by ING Reliastar NY. INGAE will not use and will take reasonable steps to ensure that Broker/Dealer will not use any sales promotion materials or advertising that has not been approved in writing by ING Reliastar NY prior to such use.

VI. EXPENSES

         During the term of this agreement INGAE will be responsible for all of its expenses in complying with the terms of this agreement including, but not limited to, the following items: (a) costs associated with making and distributing sales presentations, mailings, sales promotion materials, advertising and other marketing efforts by INGAE in connection with the distribution or sale of the Contracts; and (b) compensation paid to employees of INGAE and to Wholesalers, Broker/Dealers, and general agents in connection with the distribution or sale of the Contracts.

         Notwithstanding any other provision of this agreement, it is understood and agreed that ING Reliastar NY shall, at all times, retain the ultimate responsibility for, and control of, all functions performed pursuant to this agreement. Further, ING Reliastar NY retains responsibility for and control of the marketing of the Contracts and reserves the right to direct, approve, or disapprove any action taken on its behalf by INGAE.

VII. APPLICATIONS

         Completed applications for Contracts solicited by Broker/Dealers through its agents or representatives and general agents or sub-agents shall be transmitted directly to ING Reliastar NY at such address as ING Reliastar NY may from time to time specify. All payments made for or under the Contracts shall be made by check payable to "Reliastar Life Insurance Company" or by such other method specified as acceptable to ING Reliastar NY. If payment is received by INGAE, it shall be deemed to be, at all times, in a fiduciary capacity only and such payment shall be remitted promptly to ING Reliastar NY. All such payments are the property of ING Reliastar NY. ING Reliastar NY has the sole authority to approve or reject applications or payments and maintains ultimate responsibility for Contract underwriting. Notwithstanding any provision in this agreement to the contrary, ING Reliastar NY retains the ultimate right to control the sale of the Contracts and to appoint and discharge life insurance agents of ING Reliastar NY.

VIII. STANDARD OF CARE

         INGAE is responsible for exercising reasonable care in carrying out the terms of this agreement.

IX. REPORTS



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         INGAE is responsible for maintaining the records relating to
Broker/Dealers and general agents and their agents, representatives or sub-agents who are licensed, registered, or otherwise qualified to sell the Contracts. INGAE is also responsible for calculating and furnishing the fees payable to Broker/Dealers or general agents and for furnishing such periodic reports to ING Reliastar NY pertaining to the sale of Contracts pursuant to this agreement as may be required by ING Reliastar NY from time to time.

X. RECORDS

         INGAE shall, at all times, maintain and preserve such records as are required by applicable laws and regulations. The books, accounts and records of ING Reliastar NY, the Separate Account, and INGAE shall be maintained so as to disclose, clearly and accurately, the nature and details of the transactions relating to the Contracts. Such books, accounts and records shall include such accounting information as is necessary to support the reasonableness of the amounts to be paid by ING Reliastar NY under this agreement.

XI. COMPENSATION

         ING Reliastar NY shall arrange for the payment of commissions, on behalf of INGAE, to those Broker/Dealers and general agents who sell Contracts under agreements entered into pursuant to Section II of this agreement, and to wholesalers who solicit Broker/Dealers and general agents to sell Contracts under agreements entered into pursuant to Section II of this agreement, in such amounts as is agreed to and specified in such written agreements by ING Reliastar NY and INGAE.

         ING Reliastar NY agrees to reimburse INGAE for services rendered and product development relating to the sales efforts and other continuing obligations under this agreement. The charge to ING Reliastar NY for such services and obligations shall include all directly allocable expenses, reasonably and equitably determined to be attributable to ING Reliastar NY by INGAE, plus a separately determined portion of reasonable costs associated with INGAE operational and regulatory costs and expenses that are not directly attributable to ING Reliastar NY or other specific insurer for which INGAE provides services. The amount of such costs shall be agreed upon by the parties from time to time.

         The basis for the determination of such charges to ING Reliastar NY shall be those used by INGAE for internal cost distribution. Such basis shall be modified and adjusted by mutual agreement as necessary or appropriate to reflect the actual incidence of costs incurred by INGAE on behalf of ING Reliastar NY.

         Each month, INGAE shall submit to ING Reliastar NY a written statement of the amount owed by ING Reliastar NY for services rendered pursuant to this agreement for the month just ended. ING Reliastar NY shall pay the amount due to INGAE by the date due indicated on the statement.

         If ING Reliastar NY objects to an amount payable on a statement, it shall notify INGAE of such objection within thirty (30) calendar days of receipt of the statement. If the parties are unable to reconcile such objection, they hereby agree to select a firm of independent certified public accountants ("CPA"). The CPA shall determine the charges properly allocable to ING



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Reliastar NY and shall, within a reasonable time, submit such determination along with the basis therefore, in writing, to INGAE and ING Reliastar NY. Such CPA determination shall be binding upon the parties. The cost of such a determination by the CPA shall be born equally by INGAE and ING Reliastar NY.

XII. INVESTIGATIONS AND PROCEEDINGS

         INGAE and ING Reliastar NY agree to cooperate fully with each other in all insurance or securities investigations or proceedings or judicial proceedings arising in connection with the Contracts distributed under this agreement. INGAE further agrees to furnish such regulatory authorities with information or reports in connection with such services as may be requested in connection with the operations of ING Reliastar NY or the Separate Account in connection with such investigation or proceedings. INGAE and ING Reliastar NY further agree to cooperate fully in any regulatory investigation or proceeding with respect to their affiliates or their agents and representatives to the extent that such investigation or proceeding is in connection with the Contracts distributed under this agreement. Without limiting any provision of this Section
XII:

         (a) INGAE will be notified promptly of all customer complaints or notices of all regulatory investigations or proceedings or judicial proceedings received by ING Reliastar NY with respect to INGAE or any agents, representatives, or sub-agents of a Broker/Dealer or general agent or other investigation or proceeding which may affect ING Reliastar NY's issuance of Contracts distributed or sold under this agreement;
         (b) INGAE will promptly notify ING Reliastar NY of all customer complaints or notices of all regulatory investigations or proceedings received by INGAE or its affiliates with respect to ING Reliastar NY or its agents, representatives, or sub-agents of a Broker/Dealer or general agent in connection with Contracts distributed or sold under this agreement, or other activity in connection with such Contracts.

         In the case of a customer complaint, INGAE and ING Reliastar NY will cooperate fully with each other in investigating such complaint and an appropriate response will be sent to the other party under this agreement for approval at least five (5) business days prior to its distribution to the customer or regulatory authority, except that if a more prompt response is required, the response may be communicated by telephone or electronic means.

XIII. INDEMNIFICATION

         ING Reliastar NY hereby agrees to indemnify and hold harmless INGAE and its officers, directors, and employees for all expenses (including legal expenses), losses, claims, damages, or liabilities incurred by reason of untrue or alleged untrue statements or representations of a material fact or omission or alleged omission to state a material fact required to be stated to make other statements not misleading, if made in reliance on any disclosure document, prospectus, registration statement, post effective amendment, or sales material supplied or approved by ING Reliastar NY or the Separate Account. ING Reliastar NY shall reimburse each such person for legal or other expenses reasonably incurred in connection with the investigation or defense of such loss, liability, damage or claim. However, in no case shall ING Reliastar NY be required to indemnify INGAE for expenses, losses, claims, damages, or liabilities which have resulted from the willful misfeasance, bad faith, negligence, misconduct or wrongful act of INGAE.



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         INGAE hereby agrees to indemnify and hold harmless ING Reliastar NY, its officers, directors, and employees and the Separate Account for expenses, losses, claims, damages, or liabilities arising out of or based upon one or more of the following circumstances in connection with the offer or sale of the Contracts.

         (a) Untrue, or alleged untrue statements or representations made, except for statements made in reliance upon any disclosure document, prospectus, registration statement, or sales materials supplied or approved by ING Reliastar NY or the Separate Account.

         (b) Failure to deliver a currently effective prospectus or other disclosure document.

         (c) Use of unauthorized sales literature by an officer, employee, agent, or sub-agent of INGAE, Broker/Dealer or general agent.

         (d) Willful misfeasance, bad faith, negligence, misconduct or wrongful act.

         INGAE shall reimburse each such person for legal or other expenses reasonably incurred in connection with the investigation or defense of any such loss, liability, damage or claim.

         Promptly after receipt by the party entitled to indemnification ("Indemnified Party") of a notice of commencement of an action, if a claim for indemnification in response thereto is to be made against ING Reliastar NY or INGAE ("Indemnifying Party") such Indemnified Party will notify Indemnifying Party in writing of the commencement thereof. Failure to notify the Indemnifying Party of such claim shall not relieve Indemnifying Party from any liability which it may have had pursuant to the terms of this section XIII. The Indemnifying Party shall be entitled to participate in the defense of the Indemnified Party and such participation shall not relieve such Indemnifying Party of the obligation to reimburse the Indemnified Party for reasonable legal and other expenses incurred by such Indemnified Party in defending itself.

XIV. AGENT OF ING RELIASTAR NY OR SEPARATE ACCOUNT

         A person, even though also an officer, director, employee, or agent of INGAE, who may be or become an officer, director, employee, or agent of ING Reliastar NY or the Separate Account shall be deemed, when rendering services to ING Reliastar NY or to the Separate Account or acting in any business of ING Reliastar NY or the Separate Account, to be rendering such services to or acting solely in the capacity of ING Reliastar NY or the Separate Account, and not as an officer, director, employee, agent, or one under the control or direction of INGAE, even if paid by INGAE. Likewise, a person, even though also an officer, director, employee, or agent of ING Reliastar NY or the Separate Account who may be or become an officer, director, employee, or agent of INGAE shall be deemed, when rendering services to INGAE or acting in any business of INGAE to be rendering such services to or acting solely for INGAE, and not as an officer, director, employee, agent, or one under the control or direction of ING Reliastar NY or the Separate Account, even if paid by ING Reliastar NY or the Separate Account.

XV. BOOKS AND RECORDS



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         It is expressly understood and agreed by the parties that all documents, reports, records, books, files, and other materials relating to this agreement and the services to be performed hereunder shall be the sole property of ING Reliastar NY and the Separate Account. All such property shall be held by INGAE as agent, during the effective term of this agreement. Such material shall be delivered to ING Reliastar NY upon the termination of this agreement free from any claim or retention of rights by INGAE, except as may be required by law. During the term of this agreement and for a period of three (3) years from the date of termination of this agreement, INGAE will not disclose or use records or information and will regard and preserve as confidential all information related to the business of ING Reliastar NY or the Separate Account that may have been obtained by INGAE from any source as a result of this agreement and will disclose such information only if ING Reliastar NY or the Separate Account have authorized such disclosure or if such disclosure is expressly required by federal, state or other regulatory authorities. INGAE further acknowledges and agrees, in the event of a breach or threatened breach by it of the provisions of this article, ING Reliastar NY will have no adequate remedy in money or damages and accordingly, ING Reliastar NY shall be entitled, in its discretion, to seek an injunction against such breach. However, no specification in this agreement of a specific legal or equitable remedy shall be construed as a waiver or a prohibition against any other legal or equitable remedy in the event of a breach of a provision of this agreement.

     XVI. EMPLOYEES

         INGAE will not employ, except with the prior written approval of the Commissioner of Insurance of the State of Texas, in connection with the handling of the Separate Account's assets any person who, to the knowledge of INGAE:

         (a) In the last ten (10) years has been convicted of a felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, or involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code; or
         (b) Within the last ten (10) years has been found by a state regulatory authority to have violated or has acknowledged a violation of a provision of a state insurance law involving fraud, deceit, or knowing misrepresentation; or
         (c) Within the last ten (10) years has been found by a federal or state or other regulatory authority to have violated or have acknowledged a violation of a provision of federal or state securities laws or other regulation involving fraud, deceit, or knowing misrepresentation.

XVII. TERMINATION

         This agreement shall terminate automatically upon its assignment without the prior written consent of all parties. This agreement may be terminated at any time, for any reason, by either party on sixty (60) days' written notice to the other party, without payment of a penalty. Upon termination of this agreement, all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on premium subsequently received for the Contracts in effect at the time of termination, and the provisions contained in Sections XII and XIII, which shall survive indefinitely.

XVIII. REGULATION



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         This agreement shall be subject to the provisions of the 1940 Act and the 1934 Act and the rules, regulations and rulings thereunder, and of the applicable rules and regulations of the NASD, and applicable state insurance and securities laws, and other applicable laws, as may be in effect from time to time, and the terms hereof shall be interpreted and construed in accordance therewith.

XIX. INDEPENDENT CONTRACTOR

         INGAE shall act as an independent contractor and nothing herein shall constitute INGAE or its agents, officers, directors, or employees as agents, officers, or employees of ING Reliastar NY in connection with the sale or distribution of the Contracts.

XX. NOTICES

         Notices to be given to INGAE shall be in writing and dually given if mailed, first class postage pre-paid or otherwise delivered to INGAE: Attention Chief Compliance Officer, INGAE, 1290 Broadway, Denver, Colorado 80203, or at such other address or to such individual as may be specified by INGAE. Notices to be given to ING Reliastar NY or the Separate Account shall be in writing and shall be duly given if mailed, first class postage pre-paid, or otherwise delivered to ING Reliastar NY: Attention President, ING Reliastar NY, 1000 Woodbury Road, Woodbury, New York, 11797,or at such other address or to such individual as may be specified by ING Reliastar NY.

XXI. SEVERABILITY

         If a provision of this agreement shall be held or made invalid by a court decision, statute, rule, or otherwise the remainder of this agreement shall not be affected.

XXII. GOVERNING LAW

         This agreement shall be construed and enforced in accordance with and governed by the laws of the State of Minnesota.

         In witness whereof the parties hereto have caused this agreement to be duly executed to be effective as of the day and year first written above.


    RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK            ING AMERICA EQUITIES, INC.
    By:                                                     By:
         ----------------------------------------------         ---------------------------------------------------------

    Date:                                                   Date:
           --------------------------------------------              ----------------------------------------------------




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                        SCHEDULE A COMPENSATION SCHEDULE

This Schedule A to the Distribution Agreement between ING Reliastar NY and INGAE dated May 1, 2002, sets forth the compensation to be paid to INGAE for its services as Principal Underwriter and Distributor of the following products.

1)       Select*Life NY
         A Flexible Premium Variable Universal Life Policy

         Total gross dealer concessions earned by selling Broker/Dealer pursuant to its selling agreement with ING Reliastar NY and INGAE.

         All trail commissions, including renewal and ultimate commissions, calculated by ING Reliastar NY to be due and payable to the selling Broker/Dealer under the selling agreement.

         Additional payments as are due for bonuses, override payments, expense allowances, wholesale fees and other expenses.

2)       Select*Life NY II
         A Flexible Premium Variable Universal Life Policy

         Total gross dealer concessions earned by selling Broker/Dealer pursuant to its selling agreement with ING Reliastar NY and INGAE.

         All trail commissions, including renewal and ultimate commissions, calculated by ING Reliastar NY to be due and payable to the selling Broker/Dealer under the selling agreement.

         Additional payments as are due for bonuses, override payments, expense allowances, wholesale fees and other expenses.

3)       Variable Estate Design
         A Flexible Premium Variable Universal Life Policy

         Total gross dealer concessions earned by selling Broker/Dealer pursuant to its selling agreement with ING Reliastar NY and INGAE.

         All trail commissions, including renewal and ultimate commissions, calculated by ING Reliastar NY to be due and payable to the selling Broker/Dealer under the selling agreement.

         Additional payments as are due for bonuses, override payments, expense allowances, wholesale fees and other expenses.



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